                                  UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                   FORM 12b-25
                            NOTIFICATION OF LATE FILING


                                  (Check One):

XX Form 10-K   ___ Form 20-F   ___ Form 11-K   ___ Form 10-Q   ___ Form N-SAR


       FOR PERIOD ENDED: SEPTEMBER 30, 1995

       [ ] Transition Report on Form 10-K
       [ ] Transition Report on Form 20-F
       [ ] Transition Report on Form 11-K
       [ ] Transition Report on Form 10-Q
       [ ] Transition Report on Form N-SAR
       For the Transition Period Ended: ________________________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1995
______________________________________________________________________________

PART I -- REGISTRANT INFORMATION

   MEDICAL DYNAMICS, INC.
______________________________________________________________________________
Full Name of Registrant

   not applicable
______________________________________________________________________________
Former Name if Applicable

   99 Inverness Drive East
______________________________________________________________________________
Address of Principal Executive Office (Street and Number)

   Englewood, CO 80111
______________________________________________________________________________
City, State and Zip Code


PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; and

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable.

          Not Applicable


PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, Form 20-F, Form 11-K, Form 10-Q, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED.)

The company was unable to complete the Form 10-K on a timely basis due to a reduction in the number of personnel available for preparation of accounting information and completion of the narrative portion of the Form 10-K. The review process has taken more time than anticipated.


PART IV -- OTHER INFORMATION

   (1) Name and telephone number of person to contact in regard to this notification:

   Craig K. Carr                                  303             790-2990
------------------ --------------------      -------------    ------------------
             (Name)                           (Area Code)     (Telephone Number)

   (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

  [X] Yes    [ ] No
  ____________________________________________________________________________

   (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

  [ ] Yes    [X] No

   IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

                           MEDICAL DYNAMICS, INC.
                --------------------------------------------
                (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: December 28, 1995                By /s/ VAN HORSLEY, PRESIDENT
                                          --------------------------
                                              Van Horsley, President



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                     ATTENTION

   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).









                                       -3-